As filed with The Securities and Exchange Commission on November 26, 1997
                           Registration No. 333-13103



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                               AMENDMENT NO. 3 TO

                                    FORM S-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  -------------
                         AVALON COMMUNITY SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)
                                ----------------

       Nevada                         8999                      13-3592263
(State of Incorporation     (Primary Standard Industrial     (I.R.S. Employer
  or Organization)             Classification Code No.)     Identification No.)


                               13401 Railway Drive
                          Oklahoma City, Oklahoma 73114
                                 (405) 752-8802
               (Address, including zip code and telephone number,
        including area code, of Registrant's principal executive office)


       DONALD E. SMITH                                     With Copies To:
     Chief Executive Officer                          Mark A. Robertson, Esq.
 AVALON COMMUNITY SERVICES, INC.                        Robertson & Williams
      13401 Railway Drive                      3033 N.W. 63rd Street, Suite 160
    Oklahoma City, OK 73114                           Oklahoma City, OK 73116
        (405) 752-8802                                    (405) 848-1944

            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)


                         Calculation of Registration Fee

                                                           Proposed Maximum  Proposed Maximum
         Title of Each Class of               Amount to     Offering Price      Aggregate           Amount of
      Securities to Be Registered            be Registered     Per Share       Offering Price     Registration Fee

Common Stock (1)                             1,000,000        $ 1.50        1,500,000.00          $  517.24
Common Stock                                    50,000        $ 5.125         256,250.00              88.36
Placement Agent Warrant Common Stock (1)       100,000        $ 1.50          150,000.00              51.72
Common Stock on Exercise of Warrants (1)       100,000        $ 3.33          350,000.00             120.69
Common Stock Purchase Warrants Series B (1)    275,100        $ 0.01            2,751.00               0.95
Common Stock on Exercise of Warrants (1)       275,100        $ 5.50        1,650,600.00             569.17
Common Stock Purchase Warrants Series C (1)    623,000        $ 0.01            6,230.00               2.15
Common Stock on Exercise of Warrants (1)       623,000        $ 3.33        2,180,500.00             751.90
Common Stock Purchase Warrants Series C        165,000        $ 0.01            1,650.00               0.57
Common Stock on Exercise of Warrants           165,000        $ 3.33          577,500.00             199.14
Common Stock Purchase Warrants Series D        200,000        $ 0.01            2,000.00               0.69
Common Stock on Exercise of Warrants           200,000        $ 5.125       1,025,000.00             353.45
Registration Fee (2)                                                                              $2,656.03
======================================== ==================================================================

(1)  Shares being carried forward from previous registration statement.
(2)  Paid with previous registrations.


 Pursuant to Rule 429 (b), the Registrant has combined the Prospectus combined the Prospectus with the with the Prospectus in Form SB-2,
                          Registration Number 33-83932




                         AVALON COMMUNITY SERVICES, INC.

                              CROSS REFERENCE SHEET
                         Showing Location in Prospectus,
                   Filed as Part of Registration Statement, of
                        Information Required by Form S-2

Item Number
in Form S-2      Item Caption in Form S-2                                      Location in Prospectus

   1.         Forepart of Registration Statement and Outside
                 Front Cover Page of Prospectus...........................     Front Cover Page

   2.         Inside Front and Outside Back
                 Cover Pages of Prospectus................................     Back Cover Page

   3.         Summary Information, Risk Factors
                 and Ratio of Earnings to Fixed Charges...................     Summary of Prospectus; Risk
                                     Factors

   4.         Use of Proceeds.............................................     Use of Proceeds

   5.         Determination of Offering Price.............................     Front Cover Page

   6.         Dilution . . . .............................................     Not Applicable

   7.         Selling Security Holders....................................     Selling Security Holders

   8.         Plan of Distribution........................................     Front Cover Page; Plan of
                                                                                 Distribution

   9.         Description of the Securities to be Registered .............     Summary of Prospectus;
                                                                                 Description of Securities

  10.         Interest of Named Experts and Counsel.......................     Not Applicable

  11.         Information with Respect to the Registrant..................     Incorporation of Certain Documents
                                                                               by Reference

  12.         Incorporation of Certain Information
                 by Reference.............................................     Incorporation of Certain Documents
                                                                               by Reference

  13.         Disclosure of Commission Position on Indemni-
                 fication for Securities Act Liabilities..................     Part II of Registration Statement

  14.         Other Expenses of Issuance and
                 Distribution.............................................     Part II of Registration Statement

  15.         Indemnification of Directors and Officers...................     Part II of Registration Statement

  16.         Exhibits....................................................     Exhibits to Registration Statement

  17.         Undertakings................................................     Part II of Registration Statement

  18.         Financial Statements and Schedules..........................     Incorporation of Certain Documents
                                                                               by Reference


AMENDED
PROSPECTUS


                         AVALON COMMUNITY SERVICES, INC.
                        1,513,100 Shares of Common Stock
                525,000 Redeemable Common Stock Purchase Warrants

  Of the 1,513,100 shares of Common Stock (the "Common Stock") and the 525,000 Redeemable Common Stock Purchase Warrants (the "Warrants") of Avalon Community Services, Inc. (the "Company") offered hereby, 325,000 Class C Warrants, 200,000 Class D Warrants and 50,000 shares of Common Stock are being sold by certain security holders of the Company. In addition, 100,000 shares of Common Stock and 100,000 Class C Warrants are reserved for issuance by the Company to Westminster Securities Corporation and its permitted assigns ("Westminster") upon the exercise by Westminster of a warrant previously issued by the Company to Westminster. Upon issuance, the resale by Westminster of such shares and Warrants is registered hereby. Of the 1,513,000 shares of Common Stock offered hereby, the Common Stock underlying 623,000 Class C Warrants, and 100,000 Class C Warrants reserved for Westminster, were issued pursuant to a private placement dated May 19, 1994 under Regulation D, Rule 506, and 165,000 Class C Warrants were issued in a private issuance dated May 31, 1996, under a Section 4(2) Exemption, and 200,000 Class D Warrants were issued pursuant to a private placement dated August 2, 1996 under a Section 4(2) Exemption.. Except for the 50,000 shares of Common Stock held by certain security holders of the Company , and except for the 100,000 shares of Common Stock reserved for issuance to Westminster, (the Selling Shareholders), the remaining balance of 1,363,100 shares of Common Stock are issuable by the Company upon the exercise of the Warrants. Unless the context otherwise requires, the holders of the Common Stock and Warrants who are selling securities hereunder are hereinafter collectively referred to as the "Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Stock or the Warrants by the Selling Shareholders. See "Selling Shareholders," "Plan of Distribution" and "Use of Proceeds."

  The Company's Common Stock is listed on the NASDAQ SmallCap Market System under the symbol "CITY." The average of the bid and asked price for the Common Stock, as reported on the NASDAQ SmallCap Market System, was $4.75 per share on November 18, 1997. There is no established trading market for the Warrants.

  INVESTMENT IN THE SECURITIES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. See "RISK FACTORS"on page 5 of this prospectus for information that should be considered by each prospective investor.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   Underwriting        Proceeds to
                                                  Price to         Discounts and         Selling       Proceeds to
                                                   Public          Commissions        Shareholders     Company(1)
---------------------------------------------   -------------      -------------      ------------  --------------

Offering by Selling Shareholders(2)               See Text           See Text          See Text        See Text
  Per share.................................      Note (2)           Note (2)          Note (2)        Note (2)
  Per warrant...............................
Offering by Company:(3)
  Per Share from Placement Agent
  Warrant...................................     $1.50                $-0-             $-0-            $1.50

 Offering Price per Share of                     $6.00  (B)           $-0-             $-0-            $6.00  (B)
  Common Stock Underlying                        $3.33  (C)           $-0-             $-0-            $3.33  (C)
  Warrants(4)...............................     $5.125 (D)           $-0-             $-0-            $5.125 (D)
                                               --------------     --------------      -----------   ---------------
    Total...................................    $5,782,640.00         $-0-             $-0-         $5,782,640.00
============================================   ==============     ==============      ===========   ===============

(1)  Before  deducting  expenses  payable by the Company and Selling  Shareholders,  which are  estimated  at $50,000 and before the payment of any Warrant  solicitation  fees due on the Class C Warrants to Westminster  Securities of 5% of the exercise  price, estimated at $179,000.
(2)  The Selling  Shareholders  have advised the Company  that they propose to offer for sale and to sell the Warrants  from time to time during the next 12 months through brokers in the over-the-counter market, in private transactions, or otherwise, at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations  and the manner of sale. If the Warrants are sold through  brokers,  the Selling  Shareholders  will pay brokerage commissions  and  other  charges  (which  compensation  as to a  particular  broker-dealer  might  be in  excess  of  customary commissions).  Except for the payment of such brokerage  commissions and charges,  their share of the offering expenses and the legal  fees,  if any, of the  Selling  Shareholders,  the Company  will bear the  balance of all  expenses in  connection  with registering  the  securities  offered  hereby.  Such  expenses  are  estimated  to total  approximately  $50,000.  See "Plan of
     Distribution."
(3)  The offering of Common Stock by the Company is adjusted to reduce the number of shares sold by the Company and  correspondingly increase the number of shares  offered by Selling  Shareholders  by the number of shares issued to Class C Warrant  holders who acquired  such  Warrants as a part of the original  private  placement of such  Warrants.  The exercise of such Warrants by the original  holders would be considered a part of the original  private  placement and not registered  hereby.  In such case, the resale of the Common Stock by these holders is being registered for sale by Selling Shareholders hereby.
(4)  Classified by B, C and D Warrants.

  This Prospectus also relates to such additional securities as may be issued to the Selling Shareholders and Westminster because of future stock dividends, stock distributions, stock splits or similar capital readjustments.

            The date of this Amended Prospectus is November 26, 1997.


                              AVAILABLE INFORMATION

  The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

  The Company has originally filed with the Securities and Exchange Commission Registration Statements on Form S-2, Registration Number 333-13103, filed September 30, 1996 and Form SB-2, Registration Number 33-83932, filed September 13, 1994, under the Securities Act of 1933, which Registration Statements have been amended from time to time. This Prospectus, filed as a part of the Registration Statements, does not contain information set forth in or annexed as exhibits to the Registration Statements, and reference is made to such exhibits to the Registration Statements for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statements and to the exhibits filed as part thereof, which may be inspected at the office of the Commission without charge. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company, and the address is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


  The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

       (A) Annual Report filed on Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-20307),
       (B) Quarterly Report on Form 10-QSB for the fiscal quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.
       (C) Form 8-K and 8-K/A filed on March 4, 1997 and March 19, 1997, respectively,
       (D) Information Statement for Annual Meeting of Stockholders held May 27, 1997.
       (E) Form 8-K filed on October 17, 1997.


  This prospectus is accompanied by a copy of the Company's last Form 10-KSB. The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information which have been or may be incorporated in this Prospectus by reference but not delivered herewith, except for certain exhibits to such documents. Requests for such information should be directed to Treasurer, Avalon Community Services, Inc. 13401 Railway Drive, Oklahoma City, Oklahoma 73114, telephone number (405) 752-8802.


                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the detailed information and Consolidated Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus or incorporated by reference. Each prospective investor is urged to read this Prospectus in its entirety.

                                   The Company

  Avalon Community Services, Inc. ("Avalon" or the "Company") is an Oklahoma based corporation owning and operating private correctional services. Avalon specializes in privatized community correctional facilities and intensive correctional programming. Avalon is currently operating in Oklahoma, Texas, Missouri, and Nebraska with plans to significantly expand into additional states throughout the Southwest. Avalon's business strategy is designed to escalate Avalon into a dominant role as a provider of community correctional services on a regional basis, by expanding its operations through new state contracts and selective acquisitions, in order to capitalize on current rapid growth trends in the privatized corrections industry. Avalon owns a 250-bed minimum security facility in Oklahoma, a 255-bed minimum security facility in Tulsa, Oklahoma, and a 144-bed medium security facility in El Paso, Texas, utilized as a intermediate sanction facility. Avalon provides substance abuse treatment services for inmates in Nebraska and Missouri. The Company announced an agreement to acquire a 150-bed adult residential community corrections facility in Tulsa, Oklahoma.

                                  The Offering

Securities Offered by
  Company........................       Up to  1,363,100  shares of Common Stock
                                        upon  the  exercise  of all  outstanding
                                        Warrants.
Securities Offered by Selling
  Securities Holders ............       325,000  Class C  Warrants  and  200,000
                                        Class D Warrants, plus any shares of Common Stock issued pursuant to the exercise of Class C and Class D Warrants by any persons who acquired the Warrants in the original private placement of such Warrants or by the placement agent upon its exercise of its placement agent warrant. The Class A Warrants previously registered have expired. 100,000 shares of Common Stock and 100,000 Class C
                                        Warrants are issuable pursuant to and upon the exercise of a placement agent's warrant agreement. Said warrants are included in the 325,000 Class C Warrants listed above.

  Terms of  Warrants................    Each Class B Warrant  Will  Entitle  The
                                        Holder To  Purchase  One Share Of Common
                                        Stock  At A Price Of  $6.00  Per  Share,
                                        Subject  To  Certain  Adjustments.   The
                                        Warrants  Are  Exercisable  At Any  Time
                                        Until Their  Expiration In March,  1999.
                                        The Warrants  Are Subject To  Redemption
                                        By The  Company  At A Price Of $0.01 Per
                                        Warrant Upon The Satisfaction Of Certain
                                        Conditions.    See    "Description    Of
                                        Securities -- Warrants."

                                        Each Class C Warrant  will  entitle  the
                                        holder to  purchase  one share of Common
                                        Stock  at a price of  $3.33  per  share,
                                        subject  to  certain  adjustments.   The
                                        Warrants  are  exercisable  at any  time
                                        until  their   expiration  in  December,
                                        1999.   The   Warrants  are  subject  to
                                        redemption by the Company at a price of $0.01 per Warrant upon the satisfaction of certain conditions. See "DESCRIPTION OF SECURITIES -- Warrants."

                                        Each Class D Warrant  will  entitle  the
                                        holder to  purchase  one share of Common
                                        Stock at a price of  $5.125  per  share,
                                        subject  to  certain  adjustments.   The
                                        Warrants  are  exercisable  at any  time
                                        until their expiration in August,  2001.
                                        The Warrants  are subject to  redemption
                                        by the  Company  at a price of $0.01 per
                                        Warrant upon the satisfaction of certain
                                        conditions.    See    "DESCRIPTION    OF
                                        SECURITIES -- Warrants."
Common Stock Outstanding
  prior to this Offering.........       2,929,650 Class A shares.

Common Stock Outstanding
  after this Offering............       4,392,750   Class   A   shares   if  all
                                        outstanding warrants are exercised.

Use of Proceeds .................       The  proceeds  of this  offering  may be
                                        used  by  the   Company   to  fund   new
                                        projects,  expand  existing  operations,
                                        retire   existing   indebtedness,    for
                                        working capital and general corporate purposes. See "USE OF PROCEEDS."

Risk Factors.....................       An  investment  in the Company  involves
                                        certain  risks,   including  operational
                                        risks   associated   with  the   various
                                        businesses   owned   by   the   Company,
                                        dependence    on    key     individuals,
                                        competition, the risk of illiquidity and other risks as more fully set forth under "RISK FACTORS."

NASDAQ Symbol....................       "CITY" on the  NASDAQ  Small Cap  Market
                                        System.


                                          Summary Financial Data
                                                                                               Nine Months
                                                                       Year Ended                 Ended
                                                                       December 31,            September 30,
                                                             -----------------------------    --------------
                                                                  1995            1996            1997
                                                             -------------     -----------    --------------
Statement of Operations Data:                                (Reclassified)                     (Unaudited)

Revenues From Continuing Operations.................           $2,119,123      $3,312,687      $4,025,972
Income (Loss) From Continuing Operations............               (3,460)        (59,787)     (1,831,302)
Income (Loss) From Continuing Operations
  Per Common Share..................................                 0.00           (0.02)          (0.62)
Income (Loss) From Discontinued Operations..........              (81,380)       (973,906)        (57,863)
Income (Loss) From Discontinued Operations
  Per Common Share..................................                (0.03)          (0.36)           (.02)



                                                                   December 31,              September 30,
                                                               ----------------------       ---------------
                                                                  1995           1996             1997
                                                              ------------   ------------   ---------------
Balance Sheet Data:                                                                           (Unaudited)

Total Assets........................................            $6,450,199     $9,523,525      $13,588,682
Long-Term Debt,
  less Current Maturities...........................             3,449,275      5,861,514        5,179,681
Stockholder's Equity................................             2,340,826      2,695,477        2,649,558




                                  RISK FACTORS

  An investment in the Company is speculative and involves a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering.

  Limited Customer Base; No Commitment for Minimum Number of Inmate Referrals; Uncertainty of Future Contracts. Approximately 90% percent of the Company's business is derived from contracts with the Oklahoma Department of Corrections ("ODOC") relating to the Company's private correctional facilities in Oklahoma
City ("Carver Center") and Tulsa ("Avalon Correctional Center") and contracts with West Texas Community Supervision and Corrections Department and Texas Department of Criminal Justice, Parole Division, relating to the Company's correctional facility in El Paso, Texas ("El Paso Intermediate Sanction Facility"). The Company's contracts do not specify a commitment to send a minimum number of inmates to the Company's private correctional facilities. There is no guarantee that government funds will continue to be available for the housing of inmates in halfway houses or that the various states will not find an alternate means of alleviating prison overcrowding without the use of outside contractors such as the Company. The Company's private correctional operations are dependent upon the continuation of its existing contractual relationships with the various states, as to which no guarantees can be given. The Company's contracts have been from one year renewable contracts to fifteen year contracts. Further, there is no guarantee that the various states will contract for any particular number of beds during the term of any contract. The Company would have no recourse in the event that funding for the types of services rendered to inmates be decreased or even discontinued by the various states, which would result in termination of the Company's existing contracts.

  Significant Government Regulation: Oversight, Audits and Investigations. The Company's business is highly regulated by a variety of governmental authorities such as the ODOC, the Oklahoma Department of Mental Health and Substance Abuse Services, West Texas Community Supervision and Corrections Department, Texas Department of Criminal Justice, Parole Department, Nebraska Department of Correctional Services, Missouri Department of Corrections, and various municipal zoning authorities, with oversight occurring continuously. Failure by the Company to comply with contract terms or applicable regulations could expose it to substantial penalties, such as a reduction in population, resulting in substantial reduction in revenue. Continued noncompliance can result in contract cancellation. In addition, changes in existing regulations could require the Company to modify substantially the manner in which it conducts business and, therefore, could have a material adverse effect on the Company.

  Additionally, the Company's contracts give the contracting agency the right to conduct audits of the facilities and operations managed by the Company for the agency, and such audits occur routinely. An audit involves a governmental agency's review of the Company's compliance with the prescribed policies and procedures established with respect to the facility. Further, the Company may be subject to investigations as a result of an audit, an inmate's complaint or other causes.

  Lack of Acceptance of Privatized Correctional and Detention Facilities. Management of correctional and detention facilities by private entities has not achieved complete acceptance by either governments or the public. Some sectors of the Federal government and some state governments are legally unable to delegate their traditional management responsibilities for correctional and detention facilities to private companies. The operation of correctional and detention facilities by private entities is a relatively new concept and is not widely understood by the public and has encountered resistance from certain groups, such as labor unions, local sheriffs departments, and groups that believe that correctional and detention facility operations should only be conducted by governmental agencies. Moreover, changes in dominant political parties in any of the markets in which the Company operates could result in significant changes to previously established views of privatization in such market.

  Requirements of Accreditation; Inspection and Risk of Loss of Accreditation. In order to maintain its existing contracts with agencies of the State of Oklahoma, the Company must remain accredited by the American Correctional Association (the "ACA"), a not-for-profit organization which has developed uniformity and industry standards for inmate care and operations of correctional facilities and agencies. Accreditation involves a very extensive audit and compliance procedure, and is generally granted for a three-year period. Carver Center has been accredited since 1990 and the current accreditation expires in 1999. Avalon Correctional Center was accredited in 1996 and is accredited through 2000. Management is not aware of any facts or circumstances which might impair or jeopardize accreditation or reaccreditation. In addition to the ACA accreditation, the Company must undergo periodic inspections of its premises by agencies of the various states, as well as annual inspections by the City and State Fire Marshal's Office.

  Working Capital Requirements; Need for Additional Financing. The Company may require additional capital to finance its operations and continued growth. There can be no assurance that the Company will be able to obtain such working capital or financing if and when needed, or that if obtained, it will be sufficient or on terms and conditions acceptable to the Company. Under the terms of certain debt agreement, the Company is limited to a leverage of 75% of total cost of any acquisition.

  Broad Discretion as to Use of Proceeds. Due to the contingent nature of the exercise of the Warrants, it is impossible to determine at this time what specific projects or uses would be made of the funds. The net proceeds may be used to fund new projects, expand existing operations, retire indebtedness or for working capital and other general corporate purposes. Management will have broad discretion with respect to the expenditure of such funds. See "USE OF PROCEEDS."

  Potential Legal Liability. The Company's management of correctional facilities exposes it to potential third-party claims or litigation by prisoners, or other persons for personal injury or other damage resulting from contact with Company-managed facilities, programs, personnel or prisoners, including damages arising from a prisoner's escape or from a disturbance or riot at a Company-managed facility. The Company participates in an insurance program that provides coverage for certain liability risks faced by the Company, including accident and personal injury and bodily injury or property damage to a third party where the Company is found to be negligent. There can be no assurance, however, that the Company's insurance will be adequate to cover all potential third-party claims.

  Adverse Publicity. The Company's business is subject to public scrutiny . Any disturbances at a Company-managed facility or another privately-managed facility may result in publicity adverse to the Company and the industry in which it operates, which could materially adversely affect the Company's business.

  Non-Arm's Length Transactions. The Company and its subsidiaries have engaged in transactions with its Chief Executive Officer and principal stockholder which may be considered as not having occurred at arm's length. While, the terms of such transactions may not have been on an arms-length basis, the Company believes that such terms are at least as favorable as with unrelated third parties. No guarantee can be given, however, that the Company will not engage in any non- arm's length transactions with its officers and directors in the future.

  Dependence on Key Personnel; No Key Man Insurance. The Company is heavily dependent upon its officers and directors for its continued operation, and in particular on its Chief Executive Officer, Donald E. Smith. The loss of Mr. Smith's services could have a serious impact on the operation of the Company's business. While the Company currently pays the premiums on a policy of life insurance pertaining to Mr. Smith, the beneficiary of the policy is a banking institution which is a lender to the Company. The Company is currently evaluating the need to purchase a policy of key-man life insurance pertaining to Mr. Smith.

  Employment Contracts. The Company has entered into a written employment agreement with two of its executive officers, its Chief Executive Officer, Donald E. Smith , and its President, Jerry Sunderland. Both contracts are for a three-year term and commenced in August, 1997, providing for a first-year salary of $85,000 and subsequent-year salaries to be determined by the Board of Directors of the Company. The agreement also contains provisions for severance pay and disability payments, as well as a non-compete agreement preventing them from engaging in a business deemed similar to that of the Company for a period of two years from the cessation of their employment. The Company's other officers and directors are employed by the Company pursuant to verbal agreements.

  Competition. A number of other corporations operate private correctional facilities in the same geographic region as the Company, and still others compete directly with the Company for contracts with state agencies. While the Company believes that it has certain advantages in competing for state contracts, some of the companies eligible to compete may have longer operating histories and greater financial resources available to them. Since the award of state contracts is pursuant to competitive bidding, it is possible that the greater financial resources of the companies eligible to compete might enable them to underbid the Company for such contracts.

  Continued Control by Donald Smith. The Company's Chief Executive Officer, Donald E. Smith, controls the Company through his ownership of 1,054,000 shares of Common Stock which is approximately 36% of all Common Stock presently outstanding. An additional 750,000 warrants may be issued to Mr. Smith upon his guarantee of Company obligations which would further increase his voting percentage, if exercised. See "DESCRIPTION OF SECURITIES -- Warrants."

  Corporate Action Possible Without Stockholder Vote. Pursuant to Nevada corporate statutes, the holders of a majority of the Company's Common Stock may authorize or take corporate action without notice to or the consent of the stockholders. The Company's minority stockholders may not have the opportunity to approve or consent to the Company's involvement in an acquisition or other transaction, or to the terms of such transaction. A shareholder vote may not be made available, and in any event, such a shareholder vote would be controlled by the majority stockholder.

  Large Amount of Authorized But Unissued Shares. It is also possible that the Company could issue additional shares of its common stock in the future to finance the acquisition of businesses or properties. The Company's Articles of Incorporation authorize the issuance of 24,000,000 shares of common stock (both Common Stock and Class B Common Stock) and 1,000,000 of preferred stock, of which 2,929,650 shares of common stock were issued and outstanding on the date of the Prospectus. Additional shares might be issued without shareholder approval which could have a dilutive effect on the current shareholders. On the date of the Prospectus there were no commitments or understandings of any kind pertaining to the Company's acquisition of businesses or properties, or the issuance of additional shares other than as disclosed in the Prospectus. See "DESCRIPTION OF SECURITIES".

  No Dividends. The Company has never paid cash dividends on its Common Stock and has no plans to pay cash dividends in the foreseeable future. The policy of the Company's Board of Directors is to retain all available earnings for use in the operation and expansion of the Company's business. Therefore, this investment is not appropriate for investors seeking income. See "DIVIDEND POLICY."

  Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants. The Warrants registered in this Offering are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon the exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there is no assurance that it will be able to do so. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares and Warrants could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and Warrant holders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "DESCRIPTION OF SECURITIES -- Warrants."

  Shares Eligible for Future Sale. A substantial portion (1,107,830 shares) of the Company's currently issued and outstanding shares of common stock are "restricted" securities. Restricted securities may be sold only upon compliance with Rule 144 adopted under the Securities Act of 1933 as amended, or pursuant to a registration statement filed under the Act. Generally speaking, Rule 144 provides that a person must hold restricted securities for a period of one year, and may then sell those securities in unsolicited brokerage transactions or in transactions with a market maker. The holder may sell an amount equal to one percent of the Company's outstanding common stock every three months or the average weekly reported volume of trading during the four calendar weeks preceding the filing of a Notice of Proposed Sale, whichever is greater. To comply with Rule 144, an issuer must make available adequate current public information with respect to the issuer. Under certain circumstances, the sale of shares by a person who has satisfied a three year holding period is permitted without any quantity limitation and whether or not there is adequate public information available. Any such sales will likely have a depressive effect on the market price of the Company's Common Stock.

  Redemption of Warrants. The Class B Warrants are subject to redemption at $0.01 per Warrant upon 30 days written notice if a registration statement covering the Warrants and the underlying Common Stock is effective. Class C and Class D Warrants are subject to redemption at $0.01 per Warrant on 30 days written notice if a registration statement covering said Warrants is in effect and if the bid price of the Common Stock, for a period of 30 consecutive trading days prior to the notice of redemption, equals or exceeds $5.00 per share for Class C Warrants and $6.00 per share for Class D Warrants. A Registration Statement of the Company covering the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants is current at all times during the 30-day notice period and for the 30 days immediately preceding the notice period. In the event the Company exercises the right to redeem the Warrants, such Warrants would be exercisable until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such date, it will cease to be exercisable and the holder will be entitled only to the redemption price. See "DESCRIPTION OF SECURITIES -- Warrants."

  Effect of Warrants. The holders of the Company's outstanding Warrants have the opportunity to profit from a rise in the market value of the Common Stock of the Company, if any, at the expense of the holders of Common Stock. A Warrant holder may be expected to exercise Warrants at a time when the Company, in all likelihood, would be able to obtain equity capital, if it so desired, by a public sale of new Common Stock on terms more favorable than those provided in the Warrants. Exercise of the Warrants could dilute the equity interest of other stockholders in the Company. See "DESCRIPTION OF SECURITIES -- Warrants."

  Illiquidity. Although the Company's Common Stock is publicly traded, the trading is very thin and may not be an indication of the value of the Common Stock. There is presently no established trading market for the Warrants. While there are several securities broker-dealers making a market in the Company's Common Stock, there is no assurance that a public market for the Company's securities will continue to be made.


  Losses. The Company incurred a net loss of $1,033,693 for the year ended December 31, 1996 of which $59,787 was from continuing operations and $973,906 from discontinued operations. The residential care operations were discontinued in the fourth quarter 1996, primarily due to financial losses and to the Company's strategy to focus on the corrections industry. The Company also incurred losses in the first three quarters of 1997. There was a loss of $1,889,165 in the nine months ended September 30, 1997, primarily due to the amoritization of a discount related to the private placement. See "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION -- Results of Operations."


  Limitation of Liability of Officers and Directors; Indemnification. The Company's Articles of Incorporation empower the Company to indemnify the officers and directors against judgments, fines, and other amounts and costs resulting from actions or proceedings in which they may be involved by reason of their having held such positions, to the fullest extent permitted pursuant to the laws of the State of Nevada. The Articles of Incorporation also limit the personal liability of the Company's directors to the fullest extent permitted by the Nevada Revised Statutes. The Nevada Revised Statutes contain provisions entitling directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as a result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company; provided said officers or directors acted in good faith. The Company's By-Laws state that such indemnification may not be provided in relation to matters as to which the person seeking indemnification is adjudged to be liable for negligence or misconduct in the performance of duty. The Company's policy, therefore, is that no indemnification will be provided for bad faith actions and/or breaches of management's fiduciary duties, including in connection with shareholder derivative suits.

                                   THE COMPANY

  Avalon Community Services, Inc. (the "Company") owns and operates private correctional facilities. Avalon Enterprises, Inc. ("Avalon") was incorporated in Nevada in September, 1990. On June 15, 1992, Avalon acquired Southern Correction Systems, Inc. ("SCS"). SCS, which was incorporated in 1990, was engaged in the business of providing private correctional services. In June, 1992, Avalon's name was changed to Avalon Community Services, Inc. The Company acquired two affiliated companies, Elk City Properties, Inc. ("ECP") and Central Oklahoma Properties Corp. ("COP"), effective December 31, 1993. ECP is engaged in the business of providing residential care services and COP owns and leases certain related real estate. All residential care operations were discontinued in 1996.

  The Company, through its wholly-owned subsidiaries, owns and operates 649 private correction beds in three correctional facilities and provides substance abuse treatment in 8 prisons. These services include the following: (a) private correctional services through the operation of a 250-bed minimum security facility in Oklahoma City, Oklahoma, a 255-bed minimum security facility in Tulsa, Oklahoma, and a 144-bed medium security facility in El Paso, Texas, utilized as an intermediate sanction facility; and (b) substance abuse treatment services for inmates in Nebraska and Missouri.

  The Company's executive office is located at 13401 Railway Drive, Oklahoma City, Oklahoma 73114. The Company's telephone number is (405) 752-8802 and the fax number is (405) 752-8852.


                                 USE OF PROCEEDS

  Assuming all Warrants are exercised, the Company would receive proceeds of approximately $5,782,640 before paying approximately $225,000 in legal fees, accounting fees, printing and selling expenses and other offering costs. Receipt of proceeds by the Company is contingent on the exercise of the Warrants which in turn is contingent on the market price of the Company's Common Stock.
Therefore, it is impossible at this time to determine specific project's expenditures or use of funds. The net proceeds may be used by the Company to fund new projects in the correctional, residential or in other areas of privatization of traditional government services, expand existing operations, retire existing indebtedness, or for working capital and general corporate purposes.

  The Company will not receive any of the proceeds from the sale of shares of Common Stock and the Warrants by the Selling Shareholders.


                                 DIVIDEND POLICY

  The Company has paid no dividends as of the date of this Prospectus nor does it intend to pay dividends on its Common Stock in the foreseeable future. See "DESCRIPTION OF SECURITIES." The Company currently intends to retain future earnings to fund development and growth of its business. In the future, any payment of dividends on Common Stock will be dependent upon the financial condition, capital requirements and earnings of the Company and any other factors the Board of Directors may deem relevant. Therefore, this investment is not appropriate for investors seeking income.


                           PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is listed for trading on the NASDAQ SmallCap Market System under the trading symbol "CITY". The following table reflects the range of high and low bid prices, as reported by the NASDAQ, for each quarterly periods. The prices represent inter-dealer prices, without mark-up, mark-down or commission and may not rep resent actual transactions.



       Quarterly Period Ended          High              Low
       --------------------------------------------------------
       March 31, 1994                  2 1/4            1
       June 30, 1994                   2 1/8              3/4
       September 30, 1994              3 1/8            1 5/8
       December 31, 1994               3 1/8            2
       March 31, 1995                  2 1/8            1
       June 30, 1995                   2 11/16          1
       September 30, 1995              3 1/8            1
       December 31, 1995               3 3/8            2 1/4
       March 31, 1996                  2 1/2            2
       June 30, 1996                   7 5/8            2 1/2
       September 30, 1996              5 7/8            4 1/8
       December 31, 1996               4 3/4            3 7/8
       March 31, 1997                  5 1/2            3 15/16
       June 30, 1997                   4 7/8            3 1/2
       September 30, 1997              5                3 7/8



  The average of the bid and asked prices for the Common Stock, as reported on the NASDAQ SmallCap Market System was $4.75 per share on November 18, 1997. The Company had approximately 780 record holders of its common stock as of September 15, 1997.



                                 CAPITALIZATION

  The following table sets forth the historical capitalization of the Company as of December 31, 1996 and September 30, 1997, as derived from the Consolidated Financial Statements of the Company. The information shown below should be read in conjunction with "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION" and the Consolidated Financial Statements and Notes and other financial information included elsewhere herein.




                                                                December 31, 1996     September 30, 1997
                                                                -----------------     -------------------
                                                                                           (unaudited)
Current Maturities
 of Long-Term Debt..........................................        $    518,866            $1,116,611
                                                                    =============           ===========

Long-Term Debt, less Current Maturities.....................        $  5,861,514            $5,179,681
                                                                    =============           ===========

Stockholders' Equity
  Common Stock, 24,000,000 shares authorized:...............
     Class A, par value $.001, 2,927,135 and 2,929,650
     shares issued and outstanding..........................               2,927                 2,938
     Class B, no par, 3,410,000 and 0
     shares issued and outstanding........................                   ---                   ---
  Paid-In Capital...........................................           4,066,128             5,909,363
  Accumulated Deficit.......................................          (1,373,578)           (3,262,743)
                                                                    -------------           -----------
    Total Stockholders' Equity..............................        $  2,695,477            $2,649,558
                                                                    =============           ===========


                             SELECTED FINANCIAL DATA

  The following selected financial data for the years ended December 31, 1995 and 1996, and September 30, 1997, are derived from the audited Consolidated Financial Statements of the Company. The data should be read in conjunction with the Consolidated Financial Statements, related notes, and other financial information included herein.



                                                                                                    Nine Months
                                                                           Year Ended                  Ended
                                                                           December 31                Sept 30,
                                                                  ---------------------------      ------------
                                                                      1995           1996              1997
                                                                  ------------   ------------      ------------
Statement of Operations Data:                                     (Reclassified)                    (Unaudited)
Revenues From Continuing Operations......................          $2,119,123     $3,312,687        $4,025,972
Income (Loss) From Continuing Operations.................              (3,460)       (59,787)       (1,831,302)
Income (Loss) From Continuing Operations
  Per Common Share.......................................                0.00          (0.02)            (0.62)
Income (Loss) From Discontinued Operations...............             (81,380)      (973,906)          (57,863)
 (Loss) From Discontinued Operations
  Per Common Share.......................................               (0.03)         (0.36)             (.02)




                                                                              December 31            Sept 30,
                                                                  ---------------------------      ------------
                                                                      1995           1996               1997
                                                                  ------------   ------------      ------------
Balance Sheet Data:                                                                                 (Unaudited)
Total Assets.............................................           $6,450,199     $9,523,525      $13,588,682
Long-Term Debt,
  less Current Maturities................................            3,449,275      5,861,514        5,179,681
Stockholder's Equity.....................................            2,340,826      2,695,477        2,649,558



            MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Liquidity and Capital Resources -

  The Company's business strategy is designed to expand the Company's community level correctional services. The Company is devoting its resources to expand and develop new correctional facilities and to increase the number of correction beds under management, through new contracts and selective acquisitions.


  The Company closed a private placement of subordinated convertible debentures in September, 1997 for a total of $4,150,000. The placement generated net proceeds of $3,902,000 after commissions and fees of $248,000 The debentures are convertible into common stock at $3.00 per share and bear an interest rate of 7.5%. The Company utilized approximately $950,000 of the proceeds to retire debt. The Company utilized approximately $1,400,000 of the proceeds to purchase the Turley Correctional Center in Tulsa, Oklahoma.


  In accordance with the Securities and Exchange Commission ("SEC") Staff position, the difference between the conversion price and the fair value as evidenced by the quoted market price of the common stock multiplied by the number of shares into which the Company's debentures are convertible at the date of issue has been recorded as a discount on debt. The discount, totaling $1,818,750, has been charged to amortization of discount on convertible debentures as an Unusual Item in the statement of operations. The recognition of this charge does not reduce the Company's cash flow from operations, decrease the cash position, or increase outstanding liabilities. The accounting effect on the balance sheet of this charge is to increase paid in capital and increase accumulated deficit, with a zero effect to stockholders' equity.


  Current assets exceeded current liabilities by $2,799,000 at of September 30, 1997 for a current ratio of 2.74. A net amount of $3,902,000 was provided in the third quarter of 1997 from Company issued subordinated convertible debentures. Repayment of borrowings was approximately $2,663,000 with $3,650,000 additional borrowings incurred in 1997. Approximately $764,000 was utilized for capital expenditures in the first nine months of 1997. The Company's capital expenditures and net borrowings in 1997 included the acquisition of transportation and other equipment.


  Revenues increased significantly in the third quarter of 1997 and in the first nine months of 1997. Total revenues increased by 90% to $4,025,000 in the first nine months of 1997 compared to revenues of $2,229,000 in the first nine months of 1996. The average compensated daily inmate census increased 60% in the first nine months of 1997 to 391 inmate days from 244 inmate days in the first nine months of 1996.


  The Company believes it has sufficient cash reserves to meet its current cash requirements. The Company expects to generate sufficient income from current contracts to realize the benefits of it's deferred tax assets. Additional sources of funding will be required for future expansion. The Company will explore other sources of funding such as additional bank borrowing or the sale of equity securities. Additional funds may also be available through the exercise of Avalon's outstanding stock purchase warrants. Management is unaware of any other evident trends that are likely to result in material decreases in the liquidity of the Company.


Results of Operations

Three months ended September 30, 1997 compared to the three months ended September 30, 1996 -


  Net loss for the three months ended September 30, 1997 was $1,806,000 or $.61 per share as compared to a net loss of $105,000 or $.04 per share in 1996. The loss for the three months ended September 30, 1997 was a result of a charge against earnings in the amount of $1,818,750 for the amortization of a discount related to the private placement completed in September 1997. In accordance with the SEC Staff position, the difference between the conversion price and the fair value as evidenced by the quoted market price of the common stock multiplied by the number of shares into which the debentures are convertible at the date of issue, $1,818,750, has been charged to amortization of discount on convertible debentures as an Unusual Item.


  Excluding the accounting effect of the Unusual Item discussed above, the Company had net income of $13,000 or $.01 per share for the three months ended September 30, 1997 as compared to a net loss of $105,000 or $.04 per share for the comparable period in 1996. The significant improvement in 1997 was a result of several positive events including an increase in profits at the Avalon Correctional Center, the purchase of the El Paso Intermediate Sanction Facility and negotiating one new contract for the facility, the Company being awarded a second new contract for the El Paso Intermediate Sanction Facility, and the Company being awarded a contract to provide services in the Ozark Correctional Center in Missouri.


  Excluding the accounting effect of the Unusual Item discussed above, the Company had income from continuing operations, after interest and income taxes, of $47,000 or $.02 per share for the three months ended September 30, 1997, as compared to a loss of $89,000 or $.03 per share for the three months ended September 30, 1996. The increase in 1997 was a result of several positive events including an increase in profits at the Avalon Correctional Center, the purchase of the El Paso Intermediate Sanction Facility and negotiating one new contract for the facility in August, 1996, the Company being awarded a second new contract for the El Paso Intermediate Sanction facility in November, 1996, and the Company being awarded a contract to provide services in the Ozark Correctional Center in Missouri in May, 1997. The net loss from discontinued operations was $34,000 for the three months ended September 30, 1997 compared to $16,000 for the three months ended September 30, 1996.


  Revenues from continuing operations increased by $600,000 or 66% to $1,506,000 in the third quarter of 1997 compared to $906,000 in the third quarter of 1996. Revenues from the El Paso Intermediate Sanction Facility increased by $158,000, revenues from Avalon Correctional Center increased by approximately $220,000, and revenues from Ozark Correctional Center increased by $197,000 in the third quarter of 1997. Operating expenses for continuing operations increased by $221,000 or 31% in the third quarter of 1997 from $725,000 to $946,000. The increase in operating expenses was primarily attributable to $160,000 in operating expenses for the Ozark Correctional Center. Both revenue and operating expense increases were a result of an increase in the average compensated daily census in the third quarter of 1997. The average compensated daily census increased 40% to 405 inmates in the third quarter of 1997 from 290 inmates in the third quarter of 1996. The increase in census was a result of the award of a new contract to the Company at the El Paso Intermediate Sanction Facility and increased census at the Avalon Correctional Center. Substance abuse services in the Ozark Correctional Center in Missouri began during May, 1997, increasing revenues by $196,000 in the quarter ending September 30, 1997.


  General and administrative expenses increased by $42,000 in the third quarter of 1997 primarily due to costs related to the Company's growth plan. Interest expense increased approximately $114,000 in the third quarter of 1997 primarily due to interest related to the purchase of the El Paso Intermediate Sanction Facility. Depreciation expense increased by $32,000 in the third quarter of 1997, also as a result of the purchase of the El Paso Intermediate Sanction Facility.



Nine months ended September 30, 1997 compared to the nine months ended September 30, 1996 -


  Net loss for the nine months ended September 30, 1997 was $1,889,000 or $.64 per share as compared to a loss of $220,000 or $.08 per share in 1996. The loss for the nine months ended September 30, 1997 was a result of a charge against earnings in the amount of $1,818,750 for the amortization of a discount related to the private placement completed in September, 1997. In accordance with the SEC Staff position, the difference between the conversion price and the fair value as evidenced by the quoted market price of the common stock multiplied by the number of shares into which the Debentures are convertible at the date of issue, $1,818,750, has been charged to amortization of discount on convertible debentures as an Unusual Item.


  Excluding the accounting effect of the Unusual Item discussed above, the Company had a net loss of $70,000 or $.02 per share as compared to a loss of $220,000 or $.08 per share in 1996. The significant improvement in 1997 was a result of several positive events including an increase in profits at the Avalon Correctional Center, the purchase of the El Paso Intermediate Sanction Facility and negotiating one new contract for the facility in August 1996, the Company being awarded a second new contract for the El Paso Intermediate Sanction facility in November, 1996, and the Company being awarded a contract to provide services in the Ozark Correctional Center in Missouri in May, 1997.


  Excluding the effect of the Unusual Item, the Company had a net loss from continuing operations, after interest and income taxes, of $13,000 in 1997 or $.01 per share as compared to a loss of $88,000 or $.03 per share in 1996. The increase in 1997 is attributable to the positive factors discussed above. Loss from discontinuing operations was $58,000 in 1997 as compared to $131,000 in 1996.


  Revenues from continuing operations increased by $1,797,000 or 81% in 1997 as compared to 1996. Revenue was $4,026,000 in 1997 compared to $2,229,000 in 1996. Revenue from the El Paso Intermediate Sanction Facility increased by $1,044,000, revenue from Avalon Correctional Center increased by $480,000 and revenue from the Ozark Correctional Center increased by $313,000 in 1997. Operating expenses from continuing operations increased by $1,373,000. The increase in operating expenses was attributable to a $837,000 increase in expenses in El Paso, a $138,000 increase in expenses at Avalon Correctional Center, and $267,000 of expenses incurred for the Ozark Correctional Center. Both revenue and operating expense increases were a result of a 60% increase in the average compensated daily census in the nine month period ending September 30, 1997. The average compensated daily census increased to 391 inmates in 1997 from 244 inmates in 1996. The increase was attributable to the El Paso Intermediate Sanction Facility and increased census at the Avalon Correctional Center. Substance abuse services began in the Ozark Correctional Center in Missouri during May, 1997, increasing revenues by $313,000 in the nine months ended September 30, 1997.


  General and administrative expenses increased by $136,000 or 27% in 1997 primarily due to increased costs related to the Company's growth plan. Interest expense increased $293,000 due primarily to interest related to the purchase of the El Paso Intermediate Sanction Facility. Depreciation expense increased by $98,000 in 1997, as a result of the purchase of the El Paso Intermediate Sanction Facility.



                              SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Warrants as of December 31, 1996 by the stockholders of the Company who are offering securities pursuant to this Prospectus (the "Selling Stockholders"). "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. The listing by each of the Selling Stockholders does not include shares of Common Stock issuable upon exercise of the Warrants. None of the Selling Stockholders are officers, directors or had a material relationship with the Company, except Donald E. Smith, the Chief Executive Officer of the Company, who is custodian for the Warrants for his children (for which he disclaims any beneficial interest), and Westminster Securities Corporation who acted as a placement agent for the Company in a 1994 private placement.


                                                       Before the   Offering    Securities   After the    Offering
                                           Title         Number      Percent      to Be       Number      Percent
Name of                                      of       Beneficially      of       Sold In    Beneficially    Of
Beneficial Owner                           Class         Owned         Class    Offering       Owned        Class
----------------                        -----------   -----------    --------  ----------   ----------    -------

John D. Kilmartin, Jr...............    C Warrant       40,000          3.6      40,000           0           -
Paul & Felicia A. Pappadio..........    C Warrant       10,000            *      10,000           0           -
Donald E. Smith, Custodian..........    C Warrant       10,000            *      10,000           0           -
Westminster Securities Corporation..    C Warrant      100,000          9.1     100,000           0           -
Commercial Ventures, Inc............    C Warrant       70,000          7.9      70,000           0           -
Heather Sara Allenstein Trust
    Joel Marcus, Trustee............    C Warrant       35,000          3.9      35,000           0           -
Rachel Ruth Allenstein Trust
    Joel Marcus, Trustee............    C Warrant       35,000          3.9      35,000           0           -
MLPF&S Custodian for
    Charles Thomas SEP..............    C Warrant       25,000          2.8      25,000           0           -
RECOR, Inc..........................    D Warrant       90,000         45.0      90,000           0           -
Edwin Bruce Lowman II...............    D Warrant       90,000         45.0      90,000           0           -
R.P.  Pearce, Jr....................    D Warrant       20,000         10.0      20,000           0           -
RECOR, Inc..........................    Common Stock    22,500            *      22,500           0           -
Edwin Bruce Lowman II...............    Common Stock    22,500            *      22,500           0           -
R.P.  Pearce, Jr....................    Common Stock     5,000            *       5,000           0           -
------------

*Less than 1% of outstanding shares

                            DESCRIPTION OF SECURITIES

  The Company is authorized to issue 24,000,000 shares of common stock (both Common Stock, par value $0.001 and Class B Common Stock, no par value) and 1,000,000 shares of preferred stock, par value $0.001, giving the Board of Directors the authority to set the rights and preferences of the preferred stock. On September 11, 1997 there were 2,937,430 shares of Common Stock.

Common Stock

  The shares of Common Stock are equal in all respects unless otherwise designated. Each issued and outstanding share of Common Stock entitles to holder thereof to one vote on all matters submitted to a vote of the stockholders. The Company's Certificate of Incorporation does not permit cumulative voting of shares in the election of directors or permit preemptive rights to stockholders to acquire additional shares, obligations, warrants or other securities of the Company. The Certificate of Incorporation makes no provision with respect to subscription or conversion rights, redemption privileges or sinking funds with respect to shares of the Company's Common Stock. Subject to the rights of holders of preferred stock (if any), dividends on Common Stock may be paid if, as and when declared by the Board of Directors out of funds legally available therefor. The Company has never paid cash dividends on shares of Common Stock and does not expect to pay such dividends in the foreseeable future. The Company intends to retain all funds available to it after payment of its commitments and obligations for the operation and expansion of its business.


Class B Common Stock

  The Company created a Class B common stock and issued 1,210,000 shares to Donald Smith in connection with the acquisition of two affiliated entities, in 1993. The shares were issued to Mr. Smith in exchange for his personal guarantee of substantially all of the outstanding debt of the acquired entities. The Company has also agreed to issue one share of Class B common stock to Mr. Smith for each dollar of certain other Company debt guaranteed by him. In the fourth quarter 1996, the Company issued another 2,200,000 shares of Class B common stock to Mr. Smith in exchange for his personal guarantee of outstanding debt, for a total of 3,410,000 shares of Class B common stock outstanding. The Class B common stock was entitled to vote in all actions requiring a vote of the stockholders, but had no liquidation rights, claim on earnings or the payment of dividends and was non-transferable.

  The Company canceled all Class B common share of stock on August 25, 1997, pursuant to a Change of Control Agreement between the Company and Donald E. Smith.


Warrants - General

  Adjustments and Anti-Dilution Provisions. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its capital stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than dividends in the form of stock), if any, paid on the Common Stock or for: (i) the issuance of restricted securities in connection with acquisitions by the Company; (ii) the grant of stock options to persons covered by incentive stock option plans provided that no more than 600,000 shares of Common Stock be issued pursuant to such plans from the date of this Prospectus until the expiration or redemption of the Warrants; (iii) warrants to accommodate lines of credit or creditors, provided that no registration or registration rights shall be afforded such warrants or the underlying Common Stock at any time within one year after effectiveness of the registration of the securities issued pursuant to this Offering; and (iv) Class B Common Stock voting shares and up to 750,000 warrants, exercisable for one share of common stock each, at an exercise price of $1.50 to be issued to Donald E. Smith or his designee solely upon Mr. Smith's guarantee of corporate obligations.

  The Company may authorize one warrant for each one dollar of corporate obligations guaranteed by Mr.Smith up to the maximum amount. For this exception to the anti-dilution provisions to apply, the corporate debt must first be approved by the Board of Directors, be bona fide, and the guarantee must be reasonably required by the creditor. These anti-dilution provisions shall remain in full force and effect until redemption of all Warrants then outstanding or expiration of the Warrants. These anti-dilution provisions may be terminated by the Company provided: (i) that the bid price of the Company's common stock shall have been $4.00 or more for sixty (60) consecutive trading days; (ii) the Company presents to Westminster Securities Corporation ("Westminster") as the placement agent for the Warrants a bona fide offer, agreement, term sheet, or Underwriting Agreement by a duly licensed broker-dealer proposing to place, on a firm or best efforts basis, securities of the Company; and (iii) effecting the agreement would trigger application of the anti-dilution provisions. If these conditions are met, the Company shall notify Westminster and afford Westminster ten (10) business days in which to match the terms offered to the Company. At the expiration of the ten (10) day period, the Company may terminate the anti-dilution provisions by appropriate corporate action, if Westminster has not matched the offering. The Placement Agent, on behalf of the purchasers in this
Offering, shall be empowered to release or waive these adjustment and anti-dilution provisions in whole or in part.

  Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue. If the Company is unable to qualify the Common Stock underlying the Warrants for sale in particular states, holders of the Warrants residing in such states and desiring to exercise the Warrants will have no choice but to sell such Warrants or allow them to expire. See "DESCRIPTION OF SECURITIES -- Transfer and Warrant Agent." Furthermore, if a Warrant is exercised prior to the underlying Common Stock being registered, the Common Stock will be a restricted security and subject to a holding period. See "RISK FACTORS -- Shares Eligible for Future Sale."

  Rights of Warrant Holders. Holders of the Warrants have no voting rights and are not entitled to dividends. In the event of liquidation, dissolution, or winding up of the affairs of the Company, holders of the Warrants will not be entitled to participate in any liquidation distribution.

Class A and Class B Warrants

  Stock purchase warrants were issued in April, 1991 in connection with an initial public offering of Avalon Common Stock. The warrants were issued as part of units of the Company's securities which contained one share of Common Stock, 16 Class A warrants and 16 Class B warrants per Unit offered. This initial public offering was underwritten by Westminster Securities Corporation. The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreements between the Company and American Securities Transfer, Inc. (the "Transfer and Warrant Agent"). Copies of the Warrant Agreements may be obtained from the Company upon the written request of a Warrant holder.

  The Class A Warrants expired on March 26, 1996. Each Class B warrant may be exercised by its registered holder to purchase one share of Common Stock at an exercise price of $6.00 until March 26, 1999. The Class B warrants may be redeemed by the Company prior to exercise upon 30 days written notice to the registered holders for $0.01 per warrant. The holders of the Class B warrants have no voting rights and are not entitled to dividends. In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of these warrants will not be entitled to participate in any liquidation distribution.

  The Company issued 145,595 shares of Common Stock during 1993 in connection with the exercise of certain underwriter warrants, 99,095 Class A warrants and 44,900 Class B warrants, resulting in gross proceeds to the Company of approximately $825,000. As of the date of this Prospectus, there are 275,100 Class B warrants still outstanding.

Class C Warrants

  The Company has issued Class C Warrants to purchase 1,000,000 shares of Common Stock in connection with a private placement and Class C Warrants to purchase 165,000 shares of Common Stock in settlement of a lawsuit and for professional services. The placement agent warrant given to Westminster Securities Corporation in the private placement also includes the right to receive 100,000 Class C Warrants. In 1996, 377,000 Class C Warrants were exercised. The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement may be obtained from the Company upon the written request of a Warrant holder.

  Exercise Price and Terms. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $3.33 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to above under "Warrants-General." When the Warrants were issued, the exercise price was $3.50 per share, however, in September of 1997, as a consequence of the Company's private placement of convertible debentures and the conversion price thereunder, as described in "Convertible Debentures", the exercise price was reduced by $.017 per share pursuant to the antidilution provisions discussed above. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Transfer and Warrant Agent, with the election to purchase form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. Subject to compliance with applicable state securities laws, the Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants on December 30, 1999. See "RISK FACTORS -- Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants."

  Redemption of Warrants. The Class C Warrants are subject to redemption at $.01 per Warrant in the event that (i) the bid price of the Company's Common Stock shall have been $5.00 or more for 30 consecutive trading days prior to the date of the notice of redemption; (ii) 30 days advance written notice of redemption shall be given to all Warrant holders of record; and (iii) a Registration Statement of the Company covering the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants must be current at all times during the 30 day notice period, and must have been current for 30 days prior to the notice. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. See "RISK FACTORS -- Redemption of Warrants."

Class D Warrants

  The Company has issued Class D Warrants to purchase 275,000 shares of Common Stock in a recent asset acquisition, with 75,000 Warrants later canceled. The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement may be obtained from the Company upon the written request of a Warrant holder.

  Exercise Price and Terms. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.125 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to above under"Warrants-General." The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Transfer and Warrant Agent, with the election to purchase form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. Subject to compliance with applicable state securities laws, the Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants on August 2, 2001. See "RISK FACTORS --Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants."

  Redemption of Warrants. The Class D Warrants are subject to redemption at $.01 per Warrant in the event that (i) the bid price of the Company's Common Stock shall have been $6.00 or more for 30 consecutive trading days prior to the date of the notice of redemption; (ii)30 days advance written notice of redemption shall be given to all Warrant holders of record; and (iii) a Registration Statement of the Company covering the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants must be current at all times during the 30 day notice period, and must have been current for 30 days prior to the notice. In the even the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. See "RISK FACTORS --Redemption of Warrants."

Convertible Debentures

  On September 12, 1997, the Company completed a private placement of Convertible Debentures. Convertible Debentures in the aggregate principal amount of $4,150,000 were issued in the private placement. The Convertible Debentures bear interest at the rate of 7.5% per annum, with interest payments payable semi-annually. The Convertible Debentures have a maturity date of ten years from the date of issuance, unless otherwise earlier redeemed or converted. Under the terms of the Debenture Purchase Agreements existing between the Debenture Holders and the Company, all or any portion of the principal amount of the Convertible Debentures, plus all accrued but unpaid interest thereon will be convertible, at the option of the Debenture Holder, unless previously redeemed, at any time prior to maturity, into Common Stock of the Company at a conversion price of $3.00 per share. The conversion price of the Debentures is subject to certain adjustments to prevent dilution in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction.

  The Company has reserved 1,383,333 shares of Common stock issuable upon conversion of the Debentures. The Debentures are not redeemable by the Company prior to May 1, 2000. Thereafter, the Debentures are redeemable at any time and from time to time, at the option of the Company, in whole or in part, at redemption prices declining fro 106.5% down to 100% at maturity, plus accrued interest, except that the Debentures cannot be redeemed unless the closing price of the Common Stock equals or exceeds 140% of the effective conversion price per share for at least 20 out of 30 consecutive days ending within 20 calendar days before the notice of redemption is mailed. In connection with the private placement, 79,000 underwriter warrants have been designated and 79,000 shares of Common Stock have been so reserved.


  The Company has agreed to file with the Securities and Exchange Commission, within 90 days after the original issue date of the Debentures, and to use all reasonable efforts to cause to become effective a registration statement with respect to the resale, from time to time, of the Common Stock issuable upon conversion of the Debentures, and to keep such registration statement effective until three years from the latest date of original issuance of the Debentures.


  The Company will record the value of the convertibility feature of the debentures as interest expense, amortizing the discounted amount from the date of issuance through the date the security is first convertible as per the requirements in Staff Position Topic D-60.



Preferred Stock

  The Articles of Incorporation were amended by the stockholders at the annual meeting in June, 1994 to authorize preferred stock. The Board of Directors is authorized to issue shares of preferred stock in series by adoption of a resolution or resolutions for the issue of such series of preferred stock. Each series will have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Upon issuance, each series will have those voting powers, if any, and those preferences and relative, participating, optional or other special rights, with such qualifications, limitations or restrictions of those preferences and/or rights, as stated in such resolution or resolutions providing for the issue of such series of preferred stock.


Transfer and Warrant Agent

  The Company has appointed American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202-1817, as its registrar and transfer agent, and the warrant agent for the warrants issued by the Company.


                              PLAN OF DISTRIBUTION

  The 1,513,100 shares of Common Stock and the 525,000 Warrants being offered hereby for the benefit of the Selling Stockholders were originally issued by the Company in (a) the Company's initial public offering wherein the Class A and Class B Warrants were sold along with Common Stock to the public, (b) a private placement of 50 units comprised of Common Stock and Class C Warrants to "accredited investors" pursuant to Regulation D promulgated by the Securities and Exchange Commission, and (c) by the Company under an asset purchase contract and in settlement of a pending litigation against the Company. Each unit in the private placement consisted of 20,000 shares of Common Stock and 20,000 Class C Warrants, and were sold on a best-efforts basis by Westminster at a price of $30,000 per unit. The private placement was completed in August, 1994. The Company agreed to register the securities for resale by the Selling
Stockholders. See "DESCRIPTION OF SECURITIES -- Registration Rights." The Company will not receive any of the proceeds from the sale of such securities by the Selling Stockholders. If any Warrants are exercised, the Company will receive proceeds from the exercise of such Warrants. For a description of the classification of whether securities offered hereby are offered by the Company or by Selling Stockholders, see the cover page of this Prospectus and footnotes to the table on the cover page.

  The Selling Stockholders have advised the Company that they propose to offer for sale and to sell Warrants and Common Stock underlying the Warrants when issued from time to time during the next 12 months through brokers in the over-the-counter market, in private transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Stockholders for any shares of Common Stock or Warrants sold will depend upon market price fluctuations and the manner of sale. Over the last 12 months the Selling Shareholders have transferred all of the shares of Common Stock registered in this Offering.

  If the shares or Warrants are sold through brokers, the Selling Stockholders will pay brokerage commissions and other charges, including any transfer taxes (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders will also pay the fees associated with their Common Stock and Warrants registered hereby and expenses of any counsel retained by them in connection with this offering. Except for the payment of such legal fees and expenses, brokerage commissions and charges, the Company will bear all expenses in connection with registering the shares offered hereby.

  The offering by the Company of the 1,363,100 shares of Common Stock underlying the Warrants is made exclusively to the holders of the Warrants.

                                  LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for the Company by Robertson & Williams, Inc., a professional corporation.

                                     EXPERTS

  The consolidated balance sheet of Avalon Community Services, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statement of operations, stockholders' equity and cash flow for the year then ended, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated balance sheet of Avalon Community Services, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statement of operations, stockholders' equity and cash flow for the year then ended, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the reports of Grant Thornton LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



----------------------                     1,513,100 SHARES OF COMMON STOCK

                                                  525,000 REDEEMABLE
                                            COMMON STOCK PURCHASE WARRANTS



                                                  P R O S P E C T U S
      TABLE OF CONTENTS
                              Page


PROSPECTUS SUMMARY...........  3
RISK FACTORS.................  5
THE COMPANY..................  9
USE OF PROCEEDS............... 9
DIVIDEND POLICY............... 9                   November 26, 1997
PRICE RANGE OF COMMON STOCK.. 10
CAPITALIZATION............... 10
SELECTED FINANCIAL DATA...... 11
MANAGEMENT DISCUSSION AND
  ANALYSIS OF FINANCIAL
  CONDITION.................. 11
SELLING STOCKHOLDERS......... 13
DESCRIPTION OF SECURITIES.... 14                  13401 Railway Drive
PLAN OF DISTRIBUTION..........18               Oklahoma City, Oklahoma  73114
LEGAL MATTERS................ 19                    (405) 752-8802
EXPERTS  .................... 19






                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

14. Other Expenses of Issuance and Distribution.(1)

    SEC Filing Fees(2)........................               $  3,708.00
    Registrar and Transfer Agent Fee..........                  2,244.00
    Printing and Engraving....................                  2,600.00
    Legal Fees(2).............................                 25,857.00
    Accounting Fees...........................                 18,000.00
    Miscellaneous Fees........................                  7,591.00
                                                             -----------
        Total.................................               $ 60,000.00
                                                             ===========

(1)       All amounts are estimated except SEC filing fee.
(2) The Selling Shareholders will pay the fees associated with their common stock and expenses of counsel retained by them in connection with this offering.

15. Indemnification of Directors and Officers.

  Chapter 78 of the Nevada Revised Statutes (Private Companies) provides that a director, officer, employee or agent of the Corporation may be indemnified against suit or other proceeding whether it were civil, criminal, administrative or investigative if he becomes a party to said lawsuit or proceeding by reason of the fact that he is a director, officer, employee or agent of the corporation. The compensation for indemnification includes judgments, fines and amounts paid in settlement actual and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

  However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been judged liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which the action or suit is brought shall determine that despite his liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for expenses such court shall deem proper.

  The By-Laws of the corporation outline the conditions under which any director or officer of the registrant may be indemnified. Article V provides that to the extent and in the manner permitted by the laws of the State of Nevada, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

16. Exhibits.

Number          Description of Exhibit

  3.      (i)   Articles of Incorporation (1)

          (ii)  ByLaws (1)

          (iii) Articles of Amendment to Registrant's Articles of
                Incorporation (2)

          (iv) Unanimous Consent of Board of Directors Authorizing Extension of Expiration Dates of Class "A" and Class "B" Redeemable
                Warrants (3)

          (v) Certificate of Corporate Resolutions, dated December 15, 1993, regarding authorization of Class B Common Stock and Amendments to Articles (5)

  4.      (i)   Form Stock Certificate (1)

          (ii)  Form of Class "A" Redeemable Warrant (1)

          (iii) Form of Class "A" Warrant Agreement (1)

          (iv)  Form of Class "B" Redeemable Warrant (1)

          (v)   Form of Class "B" Warrant Agreement (1)

          (vi)  Form of Class "C" Redeemable Warrant (6)

          (vii) Form of Class "C" Warrant Agreement (6)

          (viii)Form of Class "D" Warrant Agreement (*)

  5.      Opinion of Robertson & Williams, Inc. Re: Legality*

  10.

          (i) Contract between Southern Corrections Systems, Inc. and the Department of Corrections of the State of Oklahoma for halfway house services for the year ended June 30, 1998 for Oklahoma City facility.*

          (ii) Contract between Southern Corrections Systems, Inc. and the Department of Corrections of the State of Oklahoma for public works inmates for the year ended June 30, 1998. *

          (iii) Contract between Southern Corrections Systems, Inc. and the Department of Corrections of the State of Oklahoma for halfway house services for the year ended June 30, 1998 for Tulsa facility. *

          (v)   Agreement  and  Plan of  Reorganization  dated  June  10,  1992,
                between  Avalon  Enterprises,   Inc.  and  Southern  Corrections
                Systems, Inc. (2)

          (vi) Stock Option Plan adopted by Board of Directors of Registrant on August 16, 1994. (6)

          (vii) Debt Guaranty Agreement dated May 16, 1994, between Registrant and Donald E. Smith (6)

          (viii)Placement   Agent   Agreement   dated  May  15,  1994,   between
                Registrant and Westminster Securities Corporation (6)

          (ix) Acquisition Agreement dated August 2, 1996 between Registrant, Kensington Capital, Plc and RECOR, Inc. (*)

          (x) Change of Control Agreement between Donald E. Smith and Avalon Community Services, Inc. dated August 25, 1997. *

          (xi)  Employment Agreement with Donald E. Smith dated August 8, 1997.*

          (xii) Employment Agreement with Jerry M. Sunderland dated August 8, 1997.*

          (xiii)Letter of Acceptance and Notice of Award dated February 24, 1997 between Missouri Department of Corrections and Avalon Community Services, Inc.*

  21.     Subsidiaries of Registrant(5)

  23.     (i)   Consent  of  Coopers & Lybrand  L.L.P.  - bound in  Registration
                Statement
          (ii)  Consent of Grant Thornton LLP - bound in Registration Statement
          (iii) Consent of  Robertson & Williams,  Inc. - bound in  Registration
                Statement

  24.     Power of Attorney*

*         Previously  filed with this Registration.
(1) Incorporated herein by reference to the Registrant's Registration Statement on Form S-18 dated March 26, 1991.
(2) Incorporated herein by reference to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-18 dated August 3, 1992.
(3) Incorporated herein by reference to the Registrant's Post-Effective Amendment No. 2 to Registration Statement on Form S-18 dated October 26, 1992.
(4) Incorporated herein by reference to the Registrant's Form 8-K dated January 13, 1994.
(5) Incorporated herein by reference to Registrant's Form 10-KSB for fiscal year ended December 31, 1993 and dated March 24, 1994.
(6) Incorporated herein by reference to the Registrant's Registration Statement on Form SB-2 dated September 13, 1995 and amended.
(7) Incorporated by reference to Registrant's Registration Statement on Form SB-2 dated April 16, 1996.

17.      Undertakings.

         1. The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (1) To include any prospectus required by Section 10(a)(3) of the
                   Securities Act of 1933;

               (2) To  reflect  in the  prospectus  any facts or  events  which, individually or together, represent a fundamental change in the information in the registration statement; and

               (3) To include any additional or changed material  information on the plan of distribution.

          2. For the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.









                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma, on November 24, 1997.


(Registrant)                                AVALON COMMUNITY SERVICES, INC.


                                            By:   \Donald E. Smith
                                            Donald E. Smith
(Signature and Title )                      Chief Executive Officer and Director

                                POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Donald E. Smith, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below:

         Signature                      Capacity                     Date


\Donald E. Smith              Chief Executive Officer         November 26, 1997
------------------            and Director
Donald E. Smith


\Jerry M. Sunderland           President and Director         November 26, 1997
Jerry M. Sunderland



\Kathryn A. Avery             Chief Financial Officer         November 26, 1997
------------------            and Vice President
Kathryn A. Avery


\Robert O. McDonald           Director                        November 26, 1997
Robert O. McDonald